Exhibit 99.1

Longs Drug Stores Corporation Reports

23% Increase in First Quarter Net Income

WALNUT CREEK, California (May 17, 2006) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the first quarter ended April 27, 2006, of $15.8 million, or $0.41 per diluted share, a 23 percent increase compared with $12.8 million, or $0.34 per diluted share, reported last year for the first quarter ended April 28, 2005.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased to report a 23 percent increase in net income compared with last year. It reflects the solid progress we continue to make on our initiatives while accommodating a significant shift in our pharmacy sales mix from commercial and state plans to the new Medicare drug plans. In addition, this was the first full quarter of RxAmerica’s new prescription drug plans launched in January of this year.”

The new Medicare drug benefit under the Medicare Modernization Act became effective on January 1, 2006. Longs Drugs participates in the Medicare drug benefit program through both its retail drug store pharmacies and RxAmerica, LLC, its pharmacy benefit services subsidiary. RxAmerica contracted with the federal Centers for Medicare and Medicaid Services (CMS) to be a prescription drug plan sponsor in 20 regions covering 35 states and the District of Columbia. As previously announced, Longs Drugs plans to complete its new self-distribution center in Patterson California, open or relocate approximately 20 to 25 stores and remodel up to 40 stores during the current fiscal year. The Company is estimating capital expenditures for the full year to be in the range of $200 to $220 million.

First Quarter

Net Income

Net income for the first quarter ended April 27, 2006, increased 23 percent to $15.8 million, or $0.41 per diluted share, compared with $12.8 million, or $0.34 per diluted share, reported last year for the first quarter ended April 28, 2005.

Revenues

Total revenues of $1.26 billion for the thirteen weeks ended April 27, 2006 were 9.5 percent higher than the $1.15 billion reported in the comparable period last year. Total retail drug store sales were $1.17 billion, a 2.2 percent increase from $1.14 billion in the comparable period last year. Same-store sales increased 1.5 percent with pharmacy same-store sales increasing 5.0 percent and front-end same-store sales decreasing 1.8 percent. Pharmacy sales were 51.2 percent of total drug store sales during the period, compared with 49.5 percent a year ago.

Pharmacy benefit services generated revenues during the first quarter of $93.4 million compared with the $9.6 million reported last year. Approximately $82.3 million of the increase was attributable to the addition of the prescription drug plans for Medicare beneficiaries.

Retail Drug Store Gross Profit

The retail drug store gross profit for the first quarter ended April 27, 2006 was $290.0 million, or 24.9 percent of sales, compared with a gross profit of $293.3 million, or 25.7 percent of sales, last year. The decline in the retail drug store gross profit margin was primarily due to the sales mix and the negative impact of the new Medicare drug benefit. Medicare represented approximately 13 percent of Longs Drugs retail pharmacy sales during the quarter, of which a significant portion were previously a part of Medicaid or commercial plans. The LIFO provision for the first quarter ended April 27, 2006 was $2.0 million, flat with the first quarter of last year.

Prescription Drug Plan Gross Profit

During the first quarter ended April 27, 2006, the Company incurred benefit costs for its prescription drugs plans of $77.3 million, resulting in a gross profit for the quarter of $5.0 million, or 6.1 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Operating and administrative expenses for the first quarter ended April 27, 2006 were $258.6 million, or 20.5 percent of revenues, compared with $258.8 million, or 22.5 percent of revenues last year. Operating and administrative expenses in the first quarter were flat compared with last year despite $1.3 million in stock option expense. The Company adopted FAS 123 R prospectively in the first quarter. The decline in the operating and administrative expense rate is primarily due to expense control and the growth of RxAmerica revenues during the first quarter of this year compared with last year.

The Company also adopted FSP FAS 13-1 in the first quarter and applied this standard retrospectively to its previously reported financial statements. This new standard requires companies to expense rental costs throughout the lease term, including the pre-opening construction period. Longs’ previous accounting policy was to capitalize rent during the construction period. The change in accounting for leases resulted in higher rent expense during the construction period and lower rent expense over the remainder of the lease. A schedule that applies FSP FAS 13-1 to the previously reported quarterly results for Fiscal 2006 is included in the Form 8-K filed today. Full year Fiscal 2006 earnings per diluted share remain unchanged from the previously reported $1.93.

Operating Income

Operating income for the first quarter ended April 27, 2006 was $26.2 million, or 2.1 percent of revenues, compared with $22.8 million, or 2.0 percent of revenues, last year.

Management Outlook

For the 52 weeks ending January 25, 2007, Longs estimates that total revenues will increase 10 to 12 percent. It estimates that total retail drug store sales will increase 4 to 6 percent and same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income of $1.74 to $1.84 per diluted share in Fiscal 2007. The outlook for Fiscal 2007 reflects option expenses and a change in accounting for leases that are explained above. The Company reported Fiscal 2006 net income of $1.93 per diluted share, including a $6.6 million after-tax gain on the sale of its Lathrop distribution facility.

For the second quarter ending July 27, 2006, Longs estimates that total revenues will increase 9 to 11 percent. It estimates that total retail drug store sales will increase 2 to 4 percent and same-store sales will be flat to up 2 percent compared with the second quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.34 to $0.39 per diluted share in the second quarter. The Company reported net income for the second quarter ended July 28, 2005 of $0.43 per diluted share, after adjusting for the retrospective application of FSP FAS 13-1 for lease accounting.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its first quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, May 24, 2006 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 390663 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, total revenues, same-store sales, net income, impact of FAS 123R and FSP FAS 13-1, completing and operating the Patterson distribution center, expansion and remodeling of stores, capital expenditures for Fiscal Year 2007, managing and operating new Medicare prescription drug plans and leveraging of investments in RxAmerica, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks relating to changing market conditions in the overall and regional economy and in the retail industry, the new Medicare drug benefit, construction of the Patterson distribution facility, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve greater visibility into its inventories and gross profits on a short and long term basis, construction delays, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	April 27, 2006	April 28, 2005
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,165,961	$1,140,820
Pharmacy benefit services revenues	93,400	9,608

Total revenues	1,259,361	1,150,428
Costs and expenses:
Cost of retail drug store sales	875,955	847,484
Prescription drug plan benefit costs	77,278	—
Operating and administrative expenses	258,607	258,770
Depreciation and amortization	21,279	21,413

Operating income	26,242	22,761
Interest expense	1,362	2,450
Interest income	(911)	(299)

Income before income taxes	25,791	20,610
Income taxes	10,007	7,811

Net income	$15,784	$12,799

Earnings per common share:
Basic	$0.42	$0.34
Diluted	0.41	0.34
Dividends per common share	$0.14	$0.14
Weighted average number of shares outstanding:
Basic	37,319	37,383
Diluted	38,289	38,102
Financial Highlights
Pharmacy benefit services revenues (thousands):
Pharmacy benefit management revenues	$11,081	$9,608
Prescription drug plan revenues	82,319	—

Total	$93,400	$9,608
Gross Profit:
Retail drug store gross profit margin	24.9%	25.7%
Prescription drug plan gross profit margin	6.1%	N/A
Operating income as a % of revenues:
Retail drug store segment	1.9%	1.7%
Pharmacy benefit services segment	4.2%	30.2%
Number of stores, beginning of period	476	472
Stores opened	1	0
Stores closed	0	0

Number of stores, end of period	477	472

Stores relocated	0	0

Condensed Consolidated Balance Sheets (unaudited)

	April 27, 2006	April 28, 2005	January 26, 2006
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$74,405	$56,518	$74,662
Pharmacy and other receivables, net	221,936	161,561	183,213
Merchandise inventories, net	439,152	434,829	462,030
Deferred income taxes	44,004	43,987	42,258
Prepaid expenses and other current assets	22,912	21,696	21,204

Total current assets	802,409	718,591	783,367

Property:
Land	113,131	107,451	111,097
Buildings and leasehold improvements	611,145	568,374	578,158
Equipment and fixtures	604,316	575,838	601,247

Total	1,328,592	1,251,663	1,290,502
Less accumulated depreciation	693,234	649,321	674,517

Property, net	635,358	602,342	615,985

Goodwill	84,383	82,085	82,085
Intangible assets, net	6,186	6,189	6,060
Other non-current assets	7,025	3,739	7,832

Total	$1,535,361	$1,412,946	$1,495,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$402,850	$311,284	$349,888
Employee compensation and benefits	121,647	133,492	138,202
Taxes payable	49,521	48,817	58,493
Current maturities of debt	43,727	8,870	45,870

Total current liabilities	617,745	502,463	592,453

Long-term debt	57,091	120,818	59,818
Deferred income taxes and other long-term liabilities	76,852	66,446	80,469
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,749,000, 37,349,000 and 37,216,000 shares outstanding	18,874	18,674	18,608
Additional capital	227,180	190,571	213,374
Retained earnings	537,619	513,974	530,607

Total stockholders’ equity	783,673	723,219	762,589

Total	$1,535,361	$1,412,946	$1,495,329

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 13 weeks ended
	April 27, 2006	April 28, 2005
	Thousands
Operating Activities:
Net income	$15,784	$12,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,279	21,413
Deferred income taxes and other	(5,180)	(4,217)
Stock awards and options, net	2,217	4,229
Common stock contribution to benefit plan	5,999	3,735
Changes in assets and liabilities:
Pharmacy and other receivables	(38,723)	(3,216)
Merchandise inventories	22,878	(1,549)
Other assets	(901)	659
Current liabilities and other	27,957	27,745

Net cash provided by operating activities	51,310	61,598

Investing Activities:
Capital expenditures and acquisitions	(43,896)	(19,649)
Proceeds from property dispositions	137	4,938

Net cash used in investing activities	(43,759)	(14,711)

Financing Activities:
Repayments of line of credit borrowings, net	—	(20,000)
Repayments of private placement borrowings	(4,870)	(4,870)
Repurchase of common stock	(4,044)	(21,281)
Proceeds from exercise of stock options	5,290	7,149
Dividend payments	(5,255)	(5,257)
Other	1,071	—

Net cash used in financing activities	(7,808)	(44,259)

Increase (decrease) in cash and cash equivalents	(257)	2,628
Cash and cash equivalents at beginning of period	74,662	53,890

Cash and cash equivalents at end of period	$74,405	$56,518